Exhibit(c)(6)

Confidential Special Committee Discussion Materials June 10, 2020

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors (the “Committee”) of GCI Liberty, Inc. (“GLIB” or the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Committee. These materials were compiled on a confidential basis for use by the Committee in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. 1

Confidential Summary of Liberty Broadband’s Proposal to GCI Liberty Proposal was received on 6/10/2020 prior to the equity market open Terms Details 0.55745 Liberty Broadband (LBRD) Series C shares (non-voting) for each GCI Liberty (GLIB) Series A or Series B (voting) share held LBRD Series C Common Shares (non-voting) $73.94/share for each GCI Liberty (GLIB) Series A or Series B (voting) share based on LBRD Series C (non-voting) share’s closing stock price of $132.64 as of 6/9/20 Implies a 3.9% premium to GLIB Series A shareholders, based on GLIB Series A closing price of $71.18 as of 6/9/20; implies a similar premium to Series B shareholders based on quotations on the OTC market Expect to rollover into a Liberty Broadband preferred instrument with similar terms 2 GLIB Series A Cumulative Redeemable Preferred Stock Implied Premium Implied Price Form of Consideration Exchange Ratio

Confidential GLIB Share Price Performance LBRD Proposal Premium / (Discount) GLIBA Share Price $100.00 $90.00 $80.00 $73.94 $71.18 $70.00 $60.00 $50.00 $40.00 $30.00 Mar-18 Jun-18 Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Source: FactSet (as of 6/9/20) Note: GLIB share price performance represents GLIB Series A share price 3 LBRD Proposal (6/10/20)$73.940.0% Current (6/9/20)71.183.9% 1 Day (6/8/20)72.502.0% 1 Month (5/11/20)63.8415.8% 3 Months (3/10/20)64.2615.1% 6 Months (12/10/19)67.809.1% 1 Year (6/10/19)61.5220.2% Since Inception (3/12/18)54.7335.1% LBRD Proposal (6/10/20)

Confidential Exchange Ratio based on Market Value Exchange Ratio LBRD Proposal 0.80x Favorable to GLIB 0.70x 0.60x 0.557x 0.537x 0.50x Favorable to LBRD 0.40x Mar-18 Jun-18 Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Source: FactSet (as of 6/9/20) Note: Exchange ratio is calculated as GLIB Series A share price divided by LBRD Series C share price 4 AveragePremium / (Discount) LBRD Proposal (6/10/20)0.557x0.0% Current (6/9/20)0.537x3.9% Last 30 Days (5/10/20)0.516x8.1% Last 90 Days (3/11/20)0.501x11.3% Last 180 Days (12/12/19)0.530x5.1% Last 1 Year (6/10/19)0.563x (1.0%) Since Inception (3/12/18)0.582x (4.2%) LBRD Proposal (6/10/20)